EXHIBIT 99.1

RESIGNATION LETTER

CARBON SCIENCES, INC.

The undersigned, Christopher Kelly, hereby resigns as the chief executive officer and a director of Carbon Sciences, Inc. (the “Company”), effective April 30, 2017.  My resignation is not the result of any disagreement or dispute that I had with the Company, its management, or its Board of Directors, rather, I am resigning for personal reasons.

Christopher Kelly, Resigning Director and Officer